Exhibit 99.1

Etsy Introduces New Tools and Packages for Sellers, Revises Transaction Fee Structure

-    Plans to increase investments in marketing, customer support, and product innovation

-    Raises 2018 Guidance for GMS and Revenue Growth

BROOKLYN, N.Y. (June 14, 2018) — Etsy, Inc. (NASDAQ: ETSY), the global marketplace for unique and creative goods, today announced new subscription packages and enhanced tools to support global sellers at different stages of growth. The new, optional monthly plans begin to roll out next month. Etsy also announced that it is revising its seller transaction fee, which will support increased investments in the growth and health of the marketplace.

“Empowering creative entrepreneurs is at the heart of Etsy’s mission to keep commerce human,” commented Josh Silverman, Etsy, Inc. CEO. “Our two million active sellers have individual business goals and aspirations, and we want to support them no matter where they are on their journey. By listening to the needs of our sellers, we designed our new subscription packages with a combination of tools to help them succeed at each phase of their business lifecycle.”

Seller Packages

Starting in mid-July, sellers looking to jump-start their growth can opt into Etsy Plus for an introductory rate of $10 per month. In 2019, Etsy also plans to roll out Etsy Premium, which will be geared towards larger, more established creative businesses. Sellers who do not opt into Etsy Plus or Etsy Premium will have access to the same tools and services that are currently available on Etsy without an additional monthly fee as part of Etsy Standard.

Etsy Standard	Etsy Plus Available July 2018	Etsy Premium Available 2019
• Access to the nearly 35 million active buyers in Etsy’s marketplace • All the seller tools and services Etsy currently offers that help creative entrepreneurs start, manage, and grow a business

•  Access to everything in Etsy Standard

•  Advanced shop customization options

•  Targeted restock notifications

•  Discounts on branded packaging and promotional materials

•  Free or discounted custom web addresses

•  $5 monthly Promoted Listing credit and 15 free monthly listing credits

•  Access to everything in Etsy Standard and Etsy Plus

•  Advanced management tools specifically designed for business owners with employees

•  Premium customer support

•  More details to be announced in the coming months

Transaction Fee

Starting July 16, 2018, the transaction fee charged when a seller makes a sale will change from 3.5% to 5%, and it will also apply to the cost of shipping. This revised fee structure will enable Etsy to make further investments in marketing to attract buyers, enhance customer support, and drive product innovation.

Rachel Glaser, Etsy’s Chief Financial Officer added, “Our revised fee structure will allow us to make more meaningful investments on behalf of our sellers while remaining what we believe is the best value for entrepreneurs looking to start, manage, and grow a creative business. We plan to increase our 2017 direct marketing spend by at least 40% in 2018, revamp our Etsy community platforms, and execute against an exciting product roadmap. We believe all of this will help drive near-term growth and increase buyer lifetime value.”

Updated 2018 Guidance

In light of these changes to its fee structure, which will go into effect July 16, 2018, Etsy is revising its 2018 financial guidance (prior guidance provided on May 8, 2018) as follows:

•	GMS growth of 16%-19% (vs. prior guidance of 16%-18%)

•	Revenue growth of 32%-34% (vs. May 2018 prior guidance of 22%-24%)

•	Adjusted EBITDA margin of 21%-23% (no change from prior guidance), reflecting Etsy’s planned reinvestment in improved seller tools and support, enhanced shipping experience, and increased marketing.

For notes about the factors contributing to Etsy’s guidance, please see the investor slides available on Etsy’s investor relations website.

For more information on this announcement, please see our post on our news blog and dedicated seller page.

About Etsy

Etsy, Inc. is the global marketplace for unique and creative goods. Our mission is to keep commerce human, and we’re committed to using the power of business to strengthen communities and empower people. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Cautionary Statement Regarding Forward-Looking Statements

This press release (including statements quoted in this press release) contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements related to our updated financial guidance, our expectations regarding the new subscription packages and updated transaction fees, including the timing of anticipated launch dates and the potential impact on our business and the businesses of our sellers and our future growth.

Forward-looking statements include all statements that are not historical fact. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include the successful execution of our business strategy, the success of our new pricing model and the impact of that model on our sellers, our reputation and our business, GMS and results of operations, the success of our marketing efforts, our active and engaged community of Etsy sellers and Etsy buyers, the growth and performance of our platform, and other risks and uncertainties that are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and subsequent reports that we file with the Securities and Exchange Commission.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements, except as required by law.

Investor Relations Contact:

Etsy, Deb Wasser, Vice President, Investor Relations

ir@etsy.com

Media Relations Contact:

Etsy, Kelly Clausen, Director, Corporate Communications

press@etsy.com